Exhibit  11

                             RUBINCON VENTURES INC.

                   Statement re. Computation of Share Earnings


Rubincon Ventures Inc. has 2,400,820 common shares outstanding as at July 31, 2004 (*)

     Accumulated loss as at July 31, 2004                    $  151,327
                                                                -------

     Loss per share - based on outstanding shares            $    0.063
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(*)     There has been no shares issued since July 31, 2004,